Exhibit 99.1

GROM SOCIAL ENTERPRISES, INC. TO FURTHER EXPAND ENTERTAINMENT OFFERINGS THROUGH GAMING AS IT ENTERS INTO LETTER OF INTENT TO ACQUIRE LEADING GAMING COMPANY, ARCTIC7

Boca Raton, March 7, 2024 – Grom Social Enterprises, Inc. (NASDAQ: GROM) (“Grom” or the “Company”), a media, technology, and entertainment company dedicated to family-friendly programming, web filtering technology and safe social media for kids, today announced that it has entered into a non-binding letter of intent to acquire Arctic7, Inc. (www.Arctic7.com), an emerging gaming industry service provider, in a 100% equity transaction. Grom’s addition of Arctic7 could serve as an entry point for the company to secure a foothold in the growing and lucrative gaming industry and also explore opportunities to leverage gaming technology to serve the entertainment needs of today’s kids and families in new, innovative ways. The acquisition of Arctic7 would complement Grom’s existing entertainment offerings of safe, social media for kids and its growing catalog of original intellectual property from Curiosity Ink Media, which Grom acquired in 2021.

“The global gaming market represents a $185 billion market opportunity that continues to grow and innovate as represented by Disney’s recent $1.5 billion investment in Epic Games which underscores the opportunity for content-gaming partnerships to deepen the overall consumer connection in their entertainment experiences,” points out Grom’s CEO, Darren Marks. “Grom welcomes the opportunity to bring Arctic7 into the Grom portfolio not only to further fuel Arctic7’s growth in offering both gaming and virtual production capabilities but also so we can explore integrating Arctic7’s expertise into our expanding entertainment ecosystem through content collaboration, cross-promotional opportunities, product licensing, brand partnerships, merchandising, interactive experiences, educational gaming initiatives, and much more.”

Under the leadership of its CEO, Igor Efremov, Arctic7 has quickly established itself in the gaming industry and demonstrated impressive growth, achieving $7.9 million (unaudited) in its first fiscal year (FY23) and anticipates reaching approximately $14 million (unaudited) in FY24. Launched in 2022, Arctic7 has focused on becoming an industry leader and innovator by delivering exceptional experiences in full game development, co-development, and virtual production for its partners and players and serve as a nexus for creative collaboration within the entertainment industry.

“Our vision for Arctic7 is to become a leader in the gaming space offering full game development, co-development, transmedia and virtual production capabilities and ensuring we continue to develop a world class team together with strong relationships across the industry,” explains Arctic7’s CEO, Igor Efremov. “We continue to successfully execute against this vision and are excited that this has been recognized by Grom Social Enterprises while also being enthused at how the partnership can further fuel our growth as we continue to develop engaging content, grow our amazing team, and accelerate our M&A efforts working with Grom Social Enterprises on their journey to become a leading entertainment company.”

Prior to co-founding Arctic7, Igor Efremov held positions at Electronic Arts and co-founded Sperasoft, which was successfully exited to Keywords Studios which he subsequently joined as an Executive driving significant growth including via ambitious M&A activity. Alan Van Slyke, co-founder of Arctic7, brings a wealth of experience from Executive Producer on Gears of War with Epic Games, Executive at Sperasoft and COO at Microsoft Studios’ Undead Labs. Mark Rizzo, co-founder of Arctic7, with 25 years of experience from EA Games, Sony, Sperasoft, and Keywords Studios, specializes in tech, operations, and M&A, playing a pivotal role in building the PlayStation network. Arctic7’s executive and management team boasts over 100 years of combined leadership experience across games, film and TV including instrumental roles on renowned franchises such as Assassin’s Creed, FIFA, Antman, Halo, Battlefield, The Mandalorian, TMNT, Saints Row, Ahsoka and more.

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About Grom Social Enterprises, Inc.

Grom Social Enterprises, Inc. (NASDAQ: GROM) is a growing social media platform and original content provider of entertainment for children under 13, which provides safe and secure digital environments for kids that can be monitored by their parents or guardians. The Company has several operating subsidiaries, including Grom Social, which delivers its content through mobile and desktop environments (web portal and apps) that entertain children, lets them interact with friends, access relevant news, and play proprietary games while teaching them about being good digital citizens and Curiosity Ink Media, a global media company that develops, acquires, builds, grows, and maximizes the short, mid & long-term commercial potential of Kids & Family entertainment properties and associated business opportunities. The Company also owns and operates Top Draw Animation, which produces award-winning animation content for some of the largest international media companies in the world. Grom also includes Grom Educational Services, which provides web filtering for K-12 schools, government and private businesses. For more information, please visit https://gromsocial.com or for investor relations, please visit https://investors.gromsocial.com.

About Arctic7

Arctic7 is a next generation games company, focused on full game development, co-development, transmedia and virtual production services with an aim to deliver exceptional entertainment experiences. Arctic7 was founded in 2021 by industry veterans and Sperasoft founders Igor Efremov, Mark Rizzo, and Alan Van Slyke. The company is headquartered in Austin, Texas, Ottawa, Los Angeles, and has development teams around the world. Arctic7 is committed to developing amazing partnerships and product and to hiring and inspiring the best talent with the purpose of creating an industry leading company. For more information, please visit www.arctic7.com.

Forward-Looking Statements

This press release contains statements, which may constitute “forward-looking statements.” Those statements include statements regarding the intent, belief, or current expectations of Grom and members of its management team as well as the assumptions on which such statements are based. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that may cause actual results to differ from those anticipated are discussed throughout the Company’s reports filed with Securities and Exchange Commission which are available at www.sec.gov as well as the Company’s web site at www.gromsocial.com. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

Investor Relations Contact:

Floyd Stumpf

Worldwide Financial Marketing, Inc.

info@wwfinancial.com

(561) 901-0003

Media Contacts:

Brandy Dingley

Grom Social Enterprises, Inc.

brandy@gromsocial.com

Jon Goddard

Arctic7, Inc.

jon.goddard@arctic7.com

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